EXHIBIT 23.02



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of AnnTaylor Inc. on Form S-3 of our report dated March 8, 1999, appearing in the Annual Report on Form 10-K of AnnTaylor, Inc. for the year ended January 30, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

New York, New York
September 8, 1999